Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

TRIO PETROLEUM CORP.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value of $0.0001 (1)	457(c)	26,378,408	(2)	$0.25	(3)	$6,594,602	$0.0001476	$973.36
		Total Offering Amounts						$6,594,602		$973.36
		Total Fees Previously Paid								$0
		Total Fee Offsets								$0
		Net Fee Due								$973.36

(1)	Includes shares of Common Stock underlying promissory notes and warrants.
(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of Common Stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high ($0.26) and low ($0.24) prices of our Common Stock on July 23, 2024, as reported on the NYSE American.